CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), is entered into this 31st day of March, [2012] (the “Effective Date”), by and between Peak Minerals, Inc. (the “Company”), a Delaware Corporation with offices at 2150 South 1300 East, Suite 300, Salt Lake City, Utah 84106, and Jeff Gentry (the “Consultant”), a resident of Salt Lake County, Utah.

Recitals

WHEREAS, the Company desires that the Consultant provide advice and assistance to the Company in his area of expertise; and

WHEREAS, the Consultant desires to provide such advice and assistance to the Company under the terms and conditions of this Agreement;

NOW, THEREFORE, the Company and the Consultant hereby agree as follows:

1.           Consulting Services

Subject to the terms and conditions of this Agreement, the Company hereby retains Consultant to perform consulting services as such services relate to the preparation of the Company’s feasibility study, National Instrument 43-101 (Standards for Disclosure for Mineral Projects), project permitting, lobbying with the US Bureau of Land Management and Utah State Division Oil, Gas and Mining, Investor Relations consulting with analysts and site visits to its Sevier Dry Lake project (the “Services”), and Consultant agrees, subject to the terms and conditions of this Agreement, to render such Services during the term of this Agreement.   Consultant shall render services hereunder at such times and places as shall be mutually agreed by Company and Consultant.

2.           Compensation and Reimbursement

In consideration of the Services to be provided by Consultant to the Company hereunder, the Company shall pay to Consultant $7,500 per month.  In addition, the Company shall reimburse Consultant for reasonable travel and other expenses Consultant incurs in connection with performing the Services.  To obtain reimbursement, Consultant shall submit to the CEO of the Company, or his designee, an invoice describing services rendered and expenses incurred under this Agreement.  The Company shall pay to Consultant invoiced amounts within thirty (30) days after the date of invoice.

3.           Independent Contractor Status

The parties agree that this Agreement creates an independent contractor relationship, not an employment relationship.  The Consultant acknowledges and agrees that the Company will not provide the Consultant with any employee benefits, including without limitation any employee stock purchase plan, social security, unemployment, medical, or pension payments, and that income tax withholding is Consultant’s responsibility.  In addition, the parties acknowledge that neither party has, or shall be deemed to have, the authority to bind the other party.

4.           Intellectual Property

Consultant understands and acknowledges that Company will be providing access to proprietary and valuable information that Consultant might otherwise not receive.  During the term of this Agreement, Consultant shall promptly report and simultaneously disclose to the Company, all inventions, improvements, modifications, discoveries, methods and developments, whether patentable or not, made or conceived by Consultant, or by employees or agents of Company under Consultant’s direction, during the performance of this Agreement that result directly from Confidential Information provided by Company pursuant to this Agreement and either embody Company technology or are reduced to practice as a modification or improvement to Company technology (hereby designated “Inventions”).  Ownership of such Inventions, and any patent rights related thereto, shall reside with Company.

Further, Consultant shall execute and deliver to the Company or designee, such reasonable documents as the Company may request to confirm the assignment of Consultant’s rights therein, and as requested by the Company, shall assist the Company or its designee in applying for prosecuting any patents and any trademark or copyright registration which may be available in respect thereof.

5.           Confidential Information

(a)
The parties acknowledge that in connection with Consultant’s Services, the Company may disclose to Consultant confidential and proprietary information and trade secrets of the Company, and that Consultant may also create such information within the scope and in the course of performing the Services (hereinafter, subject to the exceptions below, “Company Confidential Information”).  Such information may take the form of, for example: drilling data concerning the Company; the Company’s know-how; the Company’s manufacturing strategies and processes; the Company’s marketing plans; the Company’s past, present and future business plans; the Company’s strategy for or status of regulatory approval; or the Company’s forecasts of sales and sales data.

(b)
Subject to the terms and conditions of this Agreement, Consultant hereby agrees that during the term of this Agreement and for a period of three (3) years thereafter: (i) Consultant shall not publicly divulge, disseminate, publish or otherwise disclose any Company Confidential Information without the Company’s prior written consent, which consent shall not be unreasonably withheld; and (ii) Consultant shall not use any such Company Confidential Information for any purposes other than consultation with the Company.  Notwithstanding the above, the Company and Consultant acknowledge and agree that the obligations set out in this Paragraph 5 shall not apply to any portion of Company Confidential Information which:

(i)	was at the time of disclosure to Consultant part of the public domain by publication or otherwise; or

(ii)	became part of the public domain after disclosure to Consultant by publication or otherwise, except by breach of this Agreement; or

(iii)	was already properly and lawfully in Consultant’s possession at the time it was received from the Company; or

(iv)	was or is lawfully received by Consultant from a third party who was under no obligation of confidentiality with respect thereto; or

(v)	was or is independently developed by Consultant without reference to Company Confidential Information;

(vi)	is required to be disclosed by law, regulation or judicial or administrative process; or

(c)
Notwithstanding any other term of this Agreement, the Company agrees that it shall not disclose to Consultant any information which is Company Confidential Information: (i) except to the extent necessary for Consultant to fulfill Consultant’s obligations to the Company under this Agreement; or (ii) unless Consultant has agreed in writing to accept such disclosure.  All other information and communications between the Company and Consultant shall be deemed to be provided to Consultant by the Company on a non-confidential basis.  The Company also agrees that Consultant may share the terms of this agreement on a confidential basis with its employers, legal and financial advisors, insurers and other third parties who have a legitimate need to know about them, and that Consultant may disclose the existence and general nature of his consulting arrangement with the Company, his colleagues and co-workers, and his collaborators, as well as publishers and audience members at scientific conferences and forums at which Consultant is speaking or presenting, whenever such disclosures are legally or ethically required or appropriate. The Company further agrees that Consultant shall not be liable to the Company or to any third party claiming by or through the Company for any unauthorized disclosure or use of Company Confidential Information which occurs despite Consultant’s compliance with Consultant’s obligations under this Agreement.

(d)
Upon termination of the Agreement, or any other termination of Consultant’s services for the Company, all records, drawings, notebooks and other documents pertaining to any Confidential Information of the Company, whether prepared by Consultant or others, and any material, specimens, equipment, tools or other devices owned by the Company then in Consultant’s possession, and all copies of any documents, shall be returned to the Company, except Consultant may keep one copy of all documents for his or her files (which copy shall be subject to the confidentiality and non-use requirements set out in this Agreement).

6.           Term

This Agreement shall remain in effect for a term of one (1) year commencing on the date first written above, unless sooner terminated as hereinafter provided, or unless extended by agreement of the parties.  At the end of the term of this Agreement, the parties may continue to operate on a month-to-month basis until terminated.

This Agreement may be terminated by either party, with or without cause, upon thirty (30) days prior written notice to the other; provided that if Consultant terminates this Agreement, Consultant shall, in accordance with the terms and conditions hereof, nevertheless wind up in an orderly fashion assignments for the Company which Consultant began prior to the date of notice of termination hereunder.

Upon termination of this Agreement for any reason, Consultant shall be entitled to receive such compensation and reimbursement, if any, accrued under the terms of this Agreement, but unpaid, as of the date Consultant ceases work under this Agreement.

9.           Miscellaneous

Entire Agreement.  Each of the Parties acknowledge that it has read this Agreement, fully understands it, and agrees to be bound by its terms and further agrees that it is the complete and exclusive statement of the agreement between the Parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement.  No alteration or modification of this Agreement shall be valid unless made in writing and executed by Consultant and the Company.

Assignment.  The parties acknowledge that the Services are personal in nature and that from Consultant’s perspective the specific identity of the Company, including its leadership, corporate culture, scientific staff and reputation, is material to Consultant’s choice to enter into this Agreement.  Therefore the parties expressly agree that no party may assign this Agreement without the written consent of the other.

Governing Law.  This Agreement shall be governed by the laws of the State of Utah.  Any breach or threatened breach of this Agreement may be presented to either a court or binding arbitrator for enforcement by both injunction and damages.

Waiver.  No delay or omission by either Party hereto to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof.  A waiver by either of the parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.  All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

Separability.  If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, then the Parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable, or void, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objective.  If such illegal, unenforceable, or void provision does not relate to the payments to be made to Company hereunder and if the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

Attorney’s Fees.  In the event of any dispute arising out of or under this Agreement, if the arbitrator or court of competent jurisdiction, whichever is hearing the matter, determines that one of the parties have prevailed on the issues in the arbitration or court proceeding, as the case may be, then the prevailing party shall, be entitled to be reimbursed for all reasonable legal and other professional fees, costs of arbitration and other reasonable expenses incurred in connection therewith.

No Conflict.  The Consultant represents that to the best of his knowledge he currently has no agreement with, or any other obligation to, any third party that conflicts with the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

CONSULTANT

By: /s/ Jeff Gentry	4/3/12
Jeff Gentry, Consultant	Date

PEAK MINERALS INC.

By: /s/ Lance D’Ambrosio	4/5/12
Lance D’Ambrosio, CEO	Date

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